Exhibit 99.1

GL Brands (Formerly Freedom Leaf) Announces

Fiscal First Quarter 2020 Financial Results

Q1 2020 Revenue Increases 248% from Q1 2019

Dallas, TX – February 3, 2020 – GL Brands, Inc. (OTCQB: FRLF), a global hemp consumer packaged goods company based in Dallas, TX, announced today its financial and operational results for the first fiscal quarter of fiscal 2020 ended September 30, 2019. The Company achieved record sales in the quarter, with gross revenue reaching $2.12 million compared to $609K in the first quarter of 2019, representing an increase of 248%.

Financial and Operational Highlights for Fiscal Q1 2020

•	Quarter revenue reached an all-time high of $2.12 million, an increase of 248% from $609K in Q1 2019. In addition, Q1 2020 revenue nearly matched the $2.3 million of revenue generated in fiscal 2019.

•	The Company achieved a gross margin of 69% compared to 56% in the prior year quarter ended September 30, 2018, due to lower COGS and more efficient operations.

•	GL Brands, through its partnership with CBD Life SA, completed two shipments of hemp-CBD products to Mexico, positioning the Company as the first U.S. hemp-CBD producer to be approved for the distribution and export of commercial CBD products to Mexico, reaching 3,000 points of sale.

•	Completed the integration of the newly merged ECS Labs (Green Lotus) and Freedom Leaf. The Company reported a net loss of $14.5 million, primarily attributable to $13.7 million of one-time, non-cash expenses related to the restricted stock awarded and cash compensation to the ESC Labs management team as part of the Green Lotus acquisition.

The Company realigned its operations in the first quarter to focus on delivering a first-in-class consumer packaged goods portfolio to the global hemp market through its two hemp CBD product lines, Green Lotus™ and IrieCBD. The financial and operational results of this quarter reflect the successful implementation of the Company’s business strategy.

Mr. Carlos Frias, Chief Executive Officer of GL Brands, commented, “The first quarter of 2020 was a pivotal period in our Company’s growth with both an acceleration of revenue generating business, as well as, a rapidly growing hemp CBD consumer packaged goods brand. Our Green Lotus™ and IrieCBD products are now on the shelves at over 2,000 retail locations in the U.S. and 3,000 retail pharmacies in Mexico. As we move forward in 2020, we are strongly positioned to further expand our market presence through key distribution and retail partnership agreements in the U.S. and abroad.”

“Our ability to ramp up sales and expand our distribution network in North America through key distribution and retail partnerships quickly solidified our emerging position as a leading global hemp consumer packaged goods company. Moving forward with strong operating efficiencies in place, we are well positioned to significantly improve both our top and bottom line results in the coming quarters.”

Subsequent Events:

Continued Expansion of Global Retail Distribution Network

•	Signed a distribution agreement with Greenlane Holdings, Inc., a leading North American cannabis and CBD distribution network reaching 11,000 retail locations across the U.S., adding between three to four thousand new points of sale for GL Brands in North America.

•	Completed a third commercial shipment of Green Lotus™ premium hemp products to 3,000 pharmacy locations in Mexico through CBD Life SA. The Company will continue to further expand its retail footprint in Mexico starting in the third quarter of 2020. The Company plans to grow its Mexico footprint with additional SKU’s and distribution to an expected 40,000 retail locations by 2023.

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Financing Activities

•	Closed a $5 million convertible note financing led by an affiliate of Merida Capital to support the Company’s production, marketing, and sales efforts as it continues to build its market position.

Corporate Rebrand to GL Brands

•	Completed the rebrand of the Company from Freedom Leaf to GL Brands. The Company has now transitioned into the global hemp and CPG consumer packaged goods market, building upon its rapidly growing hemp product portfolio. GL Brands is focused on expanding its hemp brand platform beyond its initial product offerings to include hemp pre-rolls and CBD sparking beverages to reach a wider retail network in key growth markets around the world. The Company’s new corporate website can be found at www.GLBrands.com and is trading under the symbol FRLF.

About GL Brands Inc.

GL Brands is a global hemp consumer packaged goods company that creates authentic, enduring and culturally relevant brands engaged in the development and sale of cannabis-derived wellness products. Through its premier brands Green Lotus™ and Irie CBD, GL Brands delivers a full portfolio of hemp-derived CBD products, including tinctures, soft gels, gummies, sparkling beverages, vapes, flower and topical segments to promote greater wellness and balance, in the U.S. and throughout the world. For more information, please visit https://www.glbrands.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by phrases such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe GL Brand’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of GL Brand’s products and services, changes in relationships with third parties, and other factors described in GL Brand’s most recent periodic filings with the Securities and Exchange Commission.

These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; loss of business from increased competition; changes in strategic relationships; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; changes in regulatory conditions; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations.

The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is not obligated to revise or update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Investor Contacts:

Phil Carlson / Erika Kay

Phone: (212) 896-1233

Email: pcarlson@kcsa.com / ekay@kcsa.com

Media Contacts:

Anthony Feldman / Nick Opich

KCSA Strategic Communications

(347) 487-6194 / (212) 896-1206

afeldman@kcsa.com / nopich@kcsa.com

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